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                                                                    Exhibit 4.13

                              AMENDED AND RESTATED
                         REGISTRATION RIGHTS AGREEMENT

     This amended and restated registration rights agreement (the "Agreement") is entered into as of this 29th day of December, 1997, between Boston Chicken, Inc., a Delaware corporation ("BCI"), and General Electric Capital Corporation, a New York corporation ("GECC").

     This Agreement amends, restates and replaces in its entirety that Registration Rights Agreement dated as of December 12, 1996 between BCI and GECC.

     SECTION 1.    Demand Registration.

     (a) Registrable Securities. "Registrable Securities" shall mean those restricted shares of BCI common stock, $.01 par value, acquired by GECC pursuant to (i) that amended and restated warrant certificate issued to GECC of even date herewith (the "Warrant") or (ii) any warrants derived from such Warrant.

     (b) Request for Registration. At any time after the date hereof, the holders of at least 51% of the Registrable Securities may request registration under the Securities Act of 1933, as amended (the "Securities Act"), of all or part of their Registrable Securities on Form S-2 or S-3 or any similar short-form registration then available to BCI (the "Demand Registration"). The request for a Demand Registration shall specify the approximate number of Registrable Securities requested to be registered. Within ten days after receipt of any such request, BCI shall give written notice of such requested registration to all other holders of Registrable Securities and shall include in such registration all Registrable Securities with respect to which BCI has received written requests for inclusion therein within 15 days after the date of BCI's notice.

     (c) Registration. The holders of Registrable Securities shall be entitled to request one Demand Registration. A registration shall not count as the permitted Demand Registration until it has become effective (unless such Demand Registration has not become effective due solely to the fault of the holders proposed to be included in such registration); provided that a Demand Registration shall not count as the permitted Demand Registration unless (i) the holders of Registrable Securities are able to register at least 90% of the Registrable Securities requested to be included in such registration and (ii)
BCI shall have maintained the effectiveness of such registration for a period of at least 90 days (or such shorter period as may be required until the sale of the Registrable Securities so registered); provided, further, that, in any event BCI shall pay all Registration Expenses as set forth in Section 5 hereof in connection with any registration initiated as a Demand Registration whether or not it has become effective, and whether or not such registration has counted as the permitted Demand Registration (unless such Demand Registration does not become effective due solely to the fault of the holders proposed to be included in such registration).
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     (d) Other Securities.  BCI shall include in the Demand Registration all BCI securities ("Earlier Securities") desired to be registered by persons or entities having superior registration rights pursuant to (i) that certain Second Amended and Restated Piggyback Registration Rights Agreement dated November 8, 1993 (the "1993 Agreement"), in accordance with the terms and conditions of the 1993 Agreement, and (ii) that certain Registration Rights Agreement dated September 27, 1996 (the "1996 Agreement," and together with the 1993 Agreement, the "Superior Agreements"), in accordance with the terms and conditions of the 1996 Agreement.

     (e) Restrictions on Registration. Notwithstanding anything herein to the contrary, BCI shall not be obligated to effect the Demand Registration within 180 days after the effective date of a previous registration statement in which the holders of Registrable Securities were given piggyback rights pursuant to paragraph 2 and in which there was no reduction in the number of Registrable Securities requested to be included. BCI may postpone for up to 180 days the filing or the effectiveness of a registration statement for the Demand Registration if BCI determines in its reasonable good faith judgment that the Demand Registration would reasonably be expected to have an adverse effect on BCI or its subsidiaries or on any proposal or plan by BCI or any of its subsidiaries to engage in any acquisition of assets (other than in the ordinary course of business) or any merger, consolidation, tender offer, reorganization or similar transaction; provided that in such event, the holders of Registrable Securities initially requesting such Demand Registration shall be entitled to withdraw such request and, if such request is withdrawn, such Demand Registration shall not count as the permitted Demand Registration hereunder and BCI shall pay all Registration Expenses in connection with such abandoned registration.

     SECTION 2.    Piggyback Registrations.

     (a) Right to Piggyback. Commencing on the date on which the holders of Registrable Securities are first entitled to request the Demand Registration pursuant to paragraph 1(b) above, whenever BCI proposes to register any of shares of its Common Stock (other than shares of Common Stock underlying any option, warrant, or convertible debt or other security) under the Securities Act (other than pursuant to the Demand Registration) in either an underwritten public offering or in connection with registration of Common Stock for resale on the public markets and the registration form to be used may be used for the registration of Registrable Securities (a "Piggyback Registration"), BCI shall give prompt written notice (in any event within five business days after its receipt of notice of any exercise of demand registration rights other than under this Agreement) to the holders of Registrable Securities of its intention to effect such a registration and, subject to the provisions hereof, shall include in such registration all Registrable Securities with respect to which BCI has received written requests for inclusion therein within 15 days after the date of its notice. Notwithstanding anything herein to the contrary, BCI shall not be required to effect any registration of Registrable Securities under this paragraph 2: (i) incidental to the registration of any of its securities in connection with mergers, acquisitions, exchange offers, subscription offers, dividend reinvestment plans or stock option or other employee benefit plans, or incidental to the filing of a registration statement
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for an offering to be made on a delayed or continuous basis pursuant to Rule 415 under the Securities Act or any similar rule that may be adopted by the SEC, or
(ii) if the Piggyback Registration is a primary registration on behalf of BCI (whether or not underwritten) and BCI determines in its reasonable judgment that including any Registrable Securities in such registration will adversely effect such primary registration or BCI's objectives in connection therewith.

     (b) Piggyback Expenses. The Registration Expenses of the holders of Registrable Securities shall be paid by BCI in all Piggyback Registrations.

     (c) Priority on Primary Registrations. If a Piggyback Registration is an underwritten primary registration on behalf of BCI, and the managing underwriters advise BCI in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in an orderly manner in such offering within a price range acceptable to BCI, BCI will include in such registration (i) first, the securities BCI proposes to sell, (ii) second, other securities requested to be included in such registration pursuant to registration rights under the Superior Agreements, (iii) third, the Registrable Securities requested to be included in such registration, pro rata among the holders of Registrable Securities requesting registration on the basis of the Registrable Securities owned by each such holder, and (iv) fourth, other securities requested to be included in such registration.

     (d) Priority on Secondary Registrations. If a Piggyback Registration is an underwritten secondary registration on behalf of holders of BCI's securities, and the managing underwriters advise BCI in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in an orderly manner in such offering within a price range acceptable to the holders initially requesting such registration, BCI shall include in such registration (i) first, the securities requested to be included therein by the holders requesting such registration, (ii) second, other securities requested to be included in such registration pursuant to registration rights under the Superior Agreements, (iii) third, the Registrable Securities requested to be included in such registration, pro rata among the holders of Registrable Securities requesting registration on the basis of the Registrable Securities owned by each such holder, and (iv) fourth, other securities requested to be included in such registration.

     SECTION  3.    Holdback Agreement.

          No holder of Registrable Securities shall effect any public sale or distribution (including sales pursuant to Rule 144) of equity securities of BCI, or any securities convertible into or exchangeable or exercisable for such securities, during the seven days prior to and the 180-day period (or such shorter period as the underwriters managing the registered public offering may permit) beginning on the effective date of an underwritten Demand Registration or any underwritten Piggyback Registration in which Registrable Securities are included (except as part of such underwritten registration), unless the underwriters managing the registered public offering otherwise agree.
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     SECTION 4.    Registration Procedures.

     (a) Whenever the holders of Registrable Securities have properly requested that any Registrable Securities be registered pursuant to this Agreement, BCI shall, subject to the provisions hereof, use its reasonable best efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof, and pursuant thereto BCI shall as expeditiously as reasonably practicable:

          (i) prepare and file with the Securities and Exchange Commission (the "Commission") a registration statement and include therein the Registrable Securities and such Earlier Securities as comply with the procedures of the Superior Agreements, prepare and file all amendments, post-effective amendments and supplements to such registration statement as may be necessary under the Securities Act and the regulations thereunder to permit the sale of such Earlier Securities and Registrable Securities to the public, and use its reasonable best efforts to cause such registration statement to become effective and remain effective for a period of not less than one year or until such earlier time as all of the securities covered by such registration statement have been sold (provided that before filing such registration statement, BCI will furnish to counsel selected by the holders of Registrable Securities, if any, copies of the registration statement for review by such counsel);

          (ii) use its reasonable best efforts to (a) register or qualify such Earlier Securities and Registrable Securities under such other securities or blue sky laws of such jurisdictions as any of the sellers of such Earlier Securities and Registrable Securities (collectively, the "Sellers" and individually, a "Seller") reasonably request, and (b) do any and all other acts and things which may be reasonably necessary to allow Sellers to consummate the disposition in such jurisdictions of such Earlier Securities and Registrable Securities owned by such Sellers; provided, however, that BCI will not be required to (w) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subparagraph (ii), (x) subject itself to taxation in any such jurisdiction, (y) consent to general service of process in any such jurisdiction, or (z) incur costs or fees which are inordinate to the value of the securities sought to be sold in such jurisdiction;

          (iii) use its reasonable efforts to cause all such Earlier Securities and Registrable Securities to be included for quotation on the Nasdaq National Market;

          (iv) furnish to each Seller such number of copies of such registration statement, each amendment and supplement thereto, the
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     prospectus included in such registration statement (including each preliminary prospectus) and such other documents as each Seller may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Seller;

          (v) notify each Seller, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading, and, at the request of such Seller, prepare a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; and

          (vi) provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of the registration statement.

     (b) BCI hereby represents and warrants that it is eligible to file a registration statement on Form S-3 pursuant to the rules and regulations pertaining thereto under the Securities Act.

     (c) Upon the request of BCI, each Seller will promptly furnish to BCI in writing, during the period within which BCI is required to effect such registration, all information and affidavits as may be reasonably requested by BCI in connection with items required to be included in the registration statement, or any amendment or supplement thereto. To the extent BCI reasonably requests such information and affidavits and such Seller does not provide such information or affidavits in a timely manner, then, BCI's obligation to register such Seller's Registrable Securities hereunder shall be null and void.

     SECTION 5.    Registration Expenses.

     The Sellers will bear all underwriting discounts and commissions, if any, and the fees and disbursements of their legal counsel, accountants, and personnel and agents in connection with the sale of Registrable Securities under this Agreement. BCI will bear all other reasonable expenses in connection with any registration or qualification of the Registrable Securities pursuant to this Agreement.
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     SECTION 6.    Indemnification.

     (a) BCI agrees to indemnify, to the extent permitted by law, each Seller, and each person, if any, who controls such Seller within the meaning of the Securities Act, against any and all losses, claims, damages or liabilities to which such Seller may become subject under the Securities Act or any other statute or common law by reason of its offer and sale of Registrable Securities pursuant to the registration statement, and to reimburse such Seller for any reasonable legal or other expenses actually and reasonably incurred in connection with investigating any claims and defending any actions, insofar as such losses, claims, damages, liabilities or actions arise out of, or are based upon:

          (i) any untrue statement of a material fact or any alleged untrue statement of a material fact contained in or incorporated by reference in the registration statement or any post-effective amendment thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; or

          (ii) any untrue statement of a material fact or any alleged untrue statement of a material fact contained or incorporated by reference in the prospectus (as amended or supplemented if BCI shall have filed with the Commission any amendment or supplement thereto), if used within the period during which BCI is required to keep the registration statement in which such prospectus is contained current pursuant to the terms of this Agreement, or the omission or alleged omission to state therein a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading;

provided, however, that the indemnification agreement contained herein shall not apply to losses, claims, damages, liabilities or actions arising out of, or based upon, any such untrue statement or any such omission or alleged omission, if such statement or omission was made in reliance upon, and in conformity with, information furnished to BCI by or on behalf of the Sellers for use in connection with the preparation of the registration statement or any prospectus contained in the registration statement or any such amendment or supplement thereto.

     (b) The Sellers shall (in the same manner and to the same extent as set forth in Section 6(a)), severally indemnify, to the extent permitted by law, BCI, each person, if any, who controls BCI within the meaning of the Securities Act, and their directors and officers, if such statement or omission was made in reliance upon and in conformity with information furnished to BCI by or on behalf of any Seller for use in connection with the preparation of the registration statement or any amendment or
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supplement thereto; provided, however, that each Seller's obligations hereunder shall be limited to an amount equal to the proceeds to such Seller of the Registrable Securities sold pursuant to such Registration Statement.

     (c) Any person entitled to indemnification hereunder will (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided, however, that any failure by a person entitled to indemnification hereunder to give such prompt written notice shall not adversely affect such person's rights hereunder unless such failure prejudices the rights of the indemnifying party hereunder) and (ii) unless in such indemnified party's reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party will not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent will not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of such counsel a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim.

     SECTION 7. Registration Rights of Other Security Holders. The registration rights granted pursuant to this Agreement are granted subject to any and all registration rights granted by BCI to holders of its securities prior to the date hereof, and no provision herein shall be interpreted so as to be superior to, inconsistent with, or adversely effect, any such previously granted registration rights.

     SECTION 8.    Miscellaneous.

     (a) Amendments. The provisions of this Agreement may be amended only upon the written consent of BCI and GECC, or, in the event there is more than one holder of Registrable Securities, only upon the written consent of BCI and the holders of a majority of the Registrable Securities.

     (b) Assignment. This Agreement is binding upon the parties hereto and their respective successors and assigns. GECC may not assign its rights hereunder without the prior written consent of BCI in its sole discretion, provided that GECC may transfer rights hereunder to any transferee to which transfer is made under and in accordance with the Warrant or any such transferee to which transfer is made under and in accordance with any warrant derived from the Warrant. Such transferee may not further transfer any rights hereunder without the prior written consent of BCI in its sole discretion. Transfer of the Registrable Securities shall not, in itself, be deemed an assignment of rights hereunder.
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     (c) Counterparts. This Agreement may be executed in separate counterparts, each of which will be an original and all of which taken together will constitute one and the same agreement.

     (d) Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered if delivered by hand or by electronic transmission. If sent by reliable overnight delivery service and addressed as follows, or at such other addresses as the parties hereto may from time to time designate in writing, such notices, requests, demands and other communications shall be deemed delivered upon the earlier of actual receipt or two business days after being so duly sent.

     To BCI:
          Boston Chicken, Inc.
          14123 Denver West Parkway
          Golden, Colorado  80401-4086
          Attn:  General Counsel
          Facsimile:  (303) 216-5339

     To GECC:
          General Electric Capital Corporation
          4 Northpark Drive, Suite 500
          Hunt Valley, Maryland 21030
          Attn:  Region Counsel
          Facsimile:  (410) 229-5979

     To any other holder of Registrable Securities:
          At such address as such holder notifies BCI from time to time.

     (e) Termination. This Agreement shall automatically terminate for any Registrable Shares at such time as (1) such Registrable Shares are publicly traded or (2) such Registrable Shares may be publicly traded without registration under the Securities Act or applicable state securities law.

     (f) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.
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     IN WITNESS WHEREOF, the parties have executed this Amended and Restated
Registration Rights Agreement on the day and year first above written.



                                        BOSTON CHICKEN, INC.



                                        By: /s/ Joel M. Alam
                                            ------------------------
                                        Its: Senior Vice President




                                        GENERAL ELECTRIC CAPITAL
                                        CORPORATION



                                        By: /s/ Daniel Gioia
                                            ------------------------
                                        Its: Senior Risk Analyst